EXHIBIT 10.2

January 16, 2020

Andrea Eldridge

[ADDRESS]

Dear Andrea:

I am very pleased to offer you the position of Chief People Officer at CarGurus, Inc. (“CarGurus” or the “Company”), reporting to Jason Trevisan, Chief Financial Officer. This letter will clarify the terms and conditions of your at-will employment with CarGurus, should you accept our offer.

1.
Position. Your employment will begin on February 3, 2020 (the “Start Date”). Your primary place of work will be the Company’s main offices, currently located at 2 Canal Park, Cambridge, MA, 02141.
2.
Compensation & Benefits.
(a)
Your semi-monthly salary of $11,458.33, annualized at $275,000, will be paid semimonthly on the 15th day and last day of each month and subject to taxes and other withholdings required by law. As an exempt employee you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You arc expected to work the number of hours required to meet the needs of the business.
(b)
You will be eligible to participate in the CarGurus Annual Incentive Plan, through which you may be eligible to earn a discretionary bonus up to $125,000, less applicable taxes and withholdings. For the current fiscal year, the amount you are eligible to earn under the CarGurus Annual Incentive Plan will be prorated based upon your start date. Whether to grant a bonus, and in what amount, are determinations to be made in the sole discretion of the Company based on a variety of factors, including, but not limited to, your performance and the Company’s performance. In order to remain eligible and receive a bonus award, if any, you must be employed by the Company at the time it makes bonus payments to employees for that year. This discretionary bonus is not intended to and shall not be deemed a “wage” under any state or federal wage hour law.
(c)
You will be eligible for a one time sign-on bonus of $10,000 (the “Sign-On Bonus”), less applicable taxes and withholdings, to be paid within your first sixty (60) days of employment. Should your employment with CarGurus terminate, for any reason, within twelve (12) months of your Start Date, you must immediately repay to CarGurus the Sign-On Bonus you received, and CarGurus may, in its discretion, deduct any unpaid Sign-On Bonus amount from any compensation, severance, commission or other amount due to you, subject to applicable laws.
(d)
You will be eligible to participate in the Company’s benefit plans on your first day of employment. Your participation in these plans will be subject to the terms of the applicable plan documents and generally applicable policies of the Company, as the same may be in effect from time to time. No representation is made, however, that any specific benefits now available will continue or that any other benefits will be made available. During your first two (2) years of employment with the Company, you will be entitled to four (4) weeks’ paid vacation annually at such reasonable times as you and the Company may determine. Commencing with your third year of employment with the Company, you will be entitled to the number of paid vacation days annually in accordance with the Company’s then-standard vacation and paid time off policies. Additional information regarding the Company’s benefit plans will be provided under separate cover.
3.
Eligibility to Participate in Omnibus Incentive Compensation Plan. You will be eligible to participate in the Company’s Omnibus Incentive Compensation Plan (the “Plan”), under which the Company grants to employees Restricted Stock Units (“RSUs”) that are subject to service-based vesting conditions. We are prepared to recommend to the Company’s Board of Directors (or its committee) an award to you of a one-time grant consisting of RSUs representing shares of the Company’s Class A common stock with an award value of $450,000 (the “RSU Award Value”). Any such grant of RSUs is subject to the approval of the Company’s Board of Directors (or its committee) and to the terms and conditions of the Plan and the Company’s standard form of RSU grant agreement for executive officers evidencing the terms and conditions of the grant, including the service-based vesting schedule. The Company’s Board of Directors (or its committee) retains the discretion to change the RSU Award Value and/or vesting terms, or to determine not to grant any RSUs to you whatsoever. The number of RSUs to be awarded to you will be based on dividing the RSU Award Value by the average of the closing price of CarGurus’ Class A common stock on the Nasdaq Stock Market for the thirty (30) trading days immediately preceding the date of grant, rounded down to the nearest whole share. The RSUs granted hereunder will be subject to a service-based vesting requirement, pursuant to which vesting will commence on the first day of the month immediately following the Start Date (the “Vesting Commencement Date”) and then vest as follows: the first 25% of the RSUs shall vest on the first anniversary of the Vesting Commencement Date and an additional 6.25% shall vest at the end of each three month period thereafter until the fourth anniversary of the Vesting Commencement Date. Vesting shall be subject to acceleration as set forth in the Company’s standard form of RSU grant agreement for executive officers.
4.
Representations and Warranties. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with, or carrying out your responsibilities for, CarGurus, or which is in any way inconsistent with the terms of this offer letter. Also, we understand that you may have an obligation to your present and/or prior employers to safeguard their confidential information. The Company respects these obligations, and expects you to honor them as well. You should not bring with you to the Company, or use in the performance of your responsibilities for the Company, any confidential information of any current or former employer.
5.
Proof of Legal Right to Work; Background Check; NDA.
(a)
As a condition of employment, you will be required to provide us with proof of your identity and legal authorization to work in the United States. You will receive an email from HireRight to complete your Form 1-9. Please bring the appropriate documents listed on this form with on your Start Date. If you fail to submit such proof, federal law prohibits us from commencing employment.
(b)
In order to protect the Company’s substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its goodwill with its clients and business partners, including vendors, suppliers and others, as a condition of employment you will also be required to sign the Company’s standard Non-Disclosure Agreement (“NDA”), a copy of which is attached to this letter, on or prior to your Start Date. The terms and conditions of the NDA will remain in effect regardless of any change in the nature of your duties, compensation or employment with the Company and its affiliates.
(c)
In addition, CarGurus conducts a background investigation on all new employees, which includes, but is not limited to, previous employment, education, and criminal history. Your employment is contingent on our review of the results of such investigation.

6.
Termination of Employment.
(a)
At-Will Employment. If you accept the Company’s offer of employment, your employment will be on an “at-will” basis, meaning either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and by an authorized representative of the Company, which expressly states the intention to modify the at-will nature of your employment.
(b)
Termination of Employment by the Company without Cause. In connection with the foregoing, the Company agrees that should your employment be terminated by the Company without Cause, you will receive accrued compensation through the date of termination and, provided that you sign and not revoke a written release, in a form reasonably acceptable to the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of your employment by the Company, or the termination thereof (the “Release”), the Company will pay you a cash severance payment equal to $100,000 (the “Severance Payment”). The Severance Payment will be paid in a lump sum within sixty (60) days following the date of your termination of employment by the Company other than for Cause. If you are a participant in the Company’s health plans at the time of termination of employment, COBRA rights will be available to you.
(c)
Termination of Employment by the Company for Cause. If your employment is terminated by the Company for Cause or you terminate your employment with the Company for any reason, you will receive as your sole and only payments on account of such termination (and subject to execution of appropriate documentation to this effect) accrued compensation and benefits through the date of termination. If you are a participant in the Company’s health plans at the time of termination of employment, COBRA rights will be available to you.
(d)
Definition of Cause. For purposes of this offer letter, “Cause” means a finding by the Company’s Board of Directors (or its committee) that you have (A) materially breached this offer letter, which breach has not been remedied by you within thirty (30) days after written notice has been provided to you of such breach, (B) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (C) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (D) breached the NDA, or (E) engaged in such other behavior detrimental to the interests of the Company as its Board of Directors (or its committee) reasonably determines.
(e)
Section 409A. This offer letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”), or an exemption, and payments may only be made under this offer letter upon an event and in a manner permitted by Section 409A, to the extent applicable. Severance benefits under this offer letter are intended to be exempt from Section 409A under the “short-term deferral” exception. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this offer letter may only be made upon a “separation from service” within the meaning of such term under Section 409A and each payment made under this offer letter shall be treated as a separate payment. In no event shall you, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A. To the extent you are a “specified employee” for purposes of Section 409A and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this offer letter as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments hereunder (without any reduction in such payments ultimately paid or provided to you) that are not otherwise exempt from Section 409A, until the first payroll date that occurs after the date that is six months following the your separation from service with the Company. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within sixty (60) days after the date of your death.
7.
Miscellaneous. The foregoing terms supersede any prior discussions, oral or written, which we have had relating to your employment and the other matters discussed in this letter. The resolution of any disputes under this letter will be governed by Massachusetts law. Additionally, it is understood that from time to time, CarGurus reviews its benefits, policies and practices and may alter or change them at its discretion.

Andrea, we look forward to you joining our organization. In order to confirm your intention to commence employment with CarGurus on the Start Date on the terms set forth in this letter, please sign one copy of this letter and return it to me. The other copy is for your records. If you have any questions, please do not hesitate to speak with me.

Sincerely,

/s/ Jason Trevisan

Jason Trevisan

Chief Financial Officer

CarGurus, Inc.

ACKNOWLEDGEMENT AND AGREEMENT

I agree with the terms of this letter and will commence employment on the Start Date on the terms set forth in this letter.

/s/ Andrea Eldridge

Andrea Eldridge

1/17/2020

Date